Exhibit 23.1

Exhibit

Consent of Independent Registered Public Accounting Firm

To the Compensation Committee of Russ Berrie and Company, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-111853 on Form S-8 of Russ Berrie and Company, Inc., of our report dated April 15, 2005, with respect to the statement of financial condition of the Russ Berrie and Company, Inc. 2004 Employee Stock Purchase Plan as of December 31, 2004, and the related statement of income and changes in plan equity for the year then ended, which report appears in the December 31, 2004, Form 11-K of the Russ Berrie and Company, Inc. 2004 Employee Stock Purchase Plan.

/s/ KPMG LLP

Short Hills, New Jersey

April 15, 2005